Serina Therapeutics Secures Up to $20 Million to Advance
Registrational Trial of SER-252 in Parkinson’s Disease
-Transaction structured to provide flexible funding to support Phase 1b registrational clinical study program in advanced Parkinson’s under the 505(b)(2) NDA pathway
-Evaluating complementary funding including strategic equity and non-dilutive alternatives
HUNTSVILLE, AL, September 9, 2025 (GLOBE NEWSWIRE) -- Serina Therapeutics, Inc. (“Serina”) (NYSE American: SER), a clinical-stage biotechnology company developing its proprietary POZ Platform™ drug optimization technology, today announced that it has entered into an agreement to access up to $20 million in financing led by Serina Board Director Greg Bailey, MD. The financing also includes the issuance of warrants which, if fully issued and exercised, could result in additional proceeds of up to $20 million.
“This financing provides the resources to advance SER-252 through critical clinical milestones on the path toward registration," said Steve Ledger, Chief Executive Officer of Serina Therapeutics. “Importantly, the structure allows us to deploy capital in step with trial progress, while maintaining flexibility to access additional non-dilutive and strategic funding. We believe SER-252 has the potential to transform treatment for those with advanced Parkinson’s disease.”
Under the terms of the agreement, Serina may draw on up to $20 million through an unsecured convertible note to be issued in five tranches, tied to clinical and operational milestones. Key terms of the funding include:
•Multi-Tranche Structure:
oUp to $5 million available on or before October 1, 2025
oUp to $2.5 million upon enrollment of Phase 1b first patient on or after December 15, 2025
oUp to $2.5 million upon enrollment of Phase 1b second patient
oUp to $5 million upon dosing of Phase 1b last patient in Cohort 1 on or after March 15, 2026
oUp to $5 million upon dosing of Phase 1b first patient in Cohort 2 on or after April 30, 2026

•Convertible Note Summary Terms:
oFive-year maturity from initial funding
oConvertible into common stock at $5.18 per share, equivalent to the closing price of its common stock on September 8, 2025
o10% annual interest rate, payable quarterly after the first year
oPrepayable at any time without penalty

•Warrant Coverage:
Each tranche drawn carries 100% warrant coverage, with warrants priced at $5.44, equivalent to 105% of the closing price of its common stock on September 8, 2025. Warrants expire upon the earlier of 60 days following achievement of Phase 1b first patient dosing in Cohort 2 or September 30, 2026.
“I continue to invest in Serina because of my confidence in the management team, my enthusiasm for their lead candidate, and the compelling 505(b)(2) approval path for SER-252 and potentially other products enabled by Serina’s technology. The recent FDA feedback provides a clear and efficient route to registration, positioning SER-252 for a highly capital-efficient NDA submission. This financing will drive pivotal milestones, and most importantly, I believe SER-252 could become a best-in-class therapy for the 180,000 advanced Parkinson’s patients in the US and Europe whose symptoms remain poorly controlled by current treatments,” said Greg Bailey, MD, Board Member of Serina and Co-Founder and Executive Chairman of Juvenescence.

Upcoming Regulatory and Clinical Milestones
Serina plans to submit the U.S. IND application in Q4 2025 incorporating the FDA’s recommendations. In parallel, the company expects to begin dosing patients in Australia in Q4 2025 as part of the global registrational program, with data from these patients expected to contribute to the overall data package for regulatory review and potential approval. Following U.S. IND clearance, Serina anticipates initiation of enrollment in the U.S. in Q1 2026.
SER-252 Registrational Study Design Overview
The SER-252-1b study is a randomized, double-blind, placebo-controlled Phase 1b trial with single-ascending-dose (five cohorts of eight; n=40) and multiple-ascending-dose components (up to three cohorts of sixteen; n=48) in adults with Parkinson’s disease and motor fluctuations. The registrational study is designed to evaluate safety, tolerability, and pharmacokinetics of subcutaneous SER-252 versus placebo, with exploratory efficacy measures that include MDS-UPDRS motor scores and structured motor-state assessments. Dose escalation will be overseen by a Safety Review Committee and the study will be conducted across sites in the U.S. and Australia.
About SER-252 (POZ-apomorphine)
SER 252 is an investigational apomorphine therapy developed with Serina’s POZ platform and designed to provide continuous dopaminergic stimulation (CDS) via a single or twice-weekly subcutaneous injection. CDS has been shown to reduce the severity of motor fluctuations (which includes levodopa-induced dyskinesia) and enable greater daily on time, with reduced off time, in advanced Parkinson’s patients. SER-252 leverages strategic partner Enable Injections’ enFuse™ wearable drug delivery platform to enhance patient comfort and convenience, providing CDS to patients via an easy-to-administer, long-acting subcutaneous injection.
About POZ Platform™
Serina’s proprietary POZ technology is based on a synthetic, water soluble, low viscosity polymer called poly(2-oxazoline). Serina’s POZ technology is engineered to provide greater control in drug loading and more precision in the rate of release of attached drugs delivered via subcutaneous injection. The therapeutic agents in Serina’s product candidates are typically well-understood and marketed drugs that are effective but are limited by pharmacokinetic profiles that can include severe skin reactions, side effects due to peak-trough variations in drug levels and a short half-life. Serina believes that by using POZ technology, drugs with a narrow therapeutic index can be designed to maintain more desirable and stable levels in the blood. Serina’s POZ platform delivery technology has potential for use across a broad range of payloads and indications.
About Serina Therapeutics
Serina is a clinical-stage biotechnology company developing a pipeline of wholly owned drug product candidates to treat neurological diseases and other indications. Serina’s POZ Platform™ provides the potential to improve the integrated efficacy and safety profile of multiple modalities including small molecules, RNA-based therapeutics, and antibody-based drug conjugates (ADCs). Serina is headquartered in Huntsville, Alabama on the campus of the HudsonAlpha Institute of Biotechnology. For more information, please visit https://serinatx.com.
Cautionary Statement Regarding Forward-Looking Statement
This release contains forward-looking statements within the meaning of federal securities laws. These statements are based on management’s current expectations, plans, beliefs, or forecasts for the future, and are subject to uncertainty and changes in circumstances. Any express or implied statements in this press release that are not statements of historical fact, including statements about the potential of Serina’s POZ polymer technology, are forward-looking statements that involve substantial risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements. Risks and uncertainties include, among other things, the uncertainties inherent in research and development, including the ability to meet anticipated clinical endpoints, commencement and/or completion dates for clinical trials, regulatory submission dates, regulatory approval dates and/or launch dates, as well as the possibility of unfavorable new clinical data and further analyses of existing clinical data; the risk that clinical trial data are subject to differing interpretations and assessments by regulatory authorities; whether regulatory authorities will be satisfied with the design of and results from our clinical studies; whether and when any applications may be filed for any drug or vaccine candidates in any jurisdictions; whether and when regulatory authorities may approve any potential applications that may be filed for any drug or vaccine candidates in any jurisdictions, which will depend on a myriad of factors, including making a determination as to whether the product’s benefits outweigh its known risks and determination of the product’s efficacy and, if approved, whether any such drug or vaccine candidates will be commercially successful; decisions by regulatory authorities impacting labeling, manufacturing processes, safety and/or other matters that could affect the availability or commercial potential of any drug or vaccine candidates; default by the lender or Serina under the convertible note; and lack of availability of additional funding on attractive terms and competitive developments. These risks as well as other risks are more fully discussed in Serina’s Annual Report on Form 10-K, and Serina’s other periodic reports and documents filed from time to time with the SEC. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments. The information contained in this release is as of the date hereof, and Serina assumes no obligation to update forward-looking statements contained in this release as the result of new information or future events or developments.

For inquiries, please contact:
Stefan Riley
sriley@serinatherapeutics.com
(256) 327-9630